EXHIBIT 4.1

ARTICLES OF ASSOCIATION OF BIACORE INTERNATIONAL AKTIEBOLAG
(Registration No. 556534-5211)

1

     The name of the company is Biacore International Aktiebolag. The company is a public company (publ.).

2

     The object of the company's operations shall be, independently or through subsidiaries, the development, manufacturing and marketing of analytical instruments and their components, mainly based on optical biosensor technology, as well as the acquisition and granting of licenses and agencies for such products, and other related business.

3

     The board of directors shall have its registered office in Uppsala.

4

     The nominal value of the shares shall be SEK 10.00 (ten Swedish crowns) each.

5

     The share capital of the company shall amount to no less than SEK 82,000,000 (eighty-two million crowns) and no more than SEK 328,000,000 (three hundred and twenty-eight million crowns). All shares shall carry an equal right to the assets and the profit of the company.

6

     The board of directors, elected at the general meeting, shall consist of no less than five and no more than nine directors, with no more than three deputies. The board of directors and their deputies shall be elected annually at the annual general meeting for the period until the end of the following annual general meeting.

7

     One or two auditors, with no more than two deputies, or an authorised public accountant firm, shall be elected at the general meeting. The auditors and their deputies shall be elected at the annual general meeting for the period until the end of the annual meeting that will take place in the fourth financial year after the election of the auditors.

8

     The financial year of the company shall be the calendar year.

9

     At the annual general meeting, the following matters shall be dealt with:

(1)  election of the chairman of the meeting;
(2)  preparation and approval of the voting list;
(3)  election of one or two persons to attest to the correctness of the minutes;
(4)  approval of the agenda;
(5)  question as to whether the meeting has been duly convened;
(6) presentation of the annual report and the audit report, and, if the company is a parent company, of the consolidated accounts and the consolidated audit report;
(7)  resolutions as to
     (a) adoption of the profit and loss statement and the balance sheet, and, if the company is a parent company, of the consolidated profit and loss statement and the consolidated balance sheet;
     (b) appropriation of the company's profit or loss according to the adopted balance sheet;
     (c) the board of directors' and the managing director's discharge from liability;
(8)  resolution as to the board director and auditor fees;
(9) election of board directors and their deputies, and, when applicable, auditors and their deputies;
(10) other mattes which are to be dealt with at the annual general meeting, according to the Companies Act or the Articles of Association.

10

     Notices convening a general meeting shall be published in Post- och Inrikes Tidningar, Svenska Dagbladet or in another comparable national newspaper. Notices convening an annual general meeting, as well as notices convening an extraordinary general meeting where a question regarding a change of the Articles of Association will be presented, shall be published no earlier than six weeks and no later than four weeks before the meeting. Notices convening another extraordinary general meeting shall be published no earlier than six weeks and no later than two weeks before the meeting.

11

     To participate in a general shareholders' meeting, a shareholder must be recorded in a print-out of the entire share register reflecting the status ten days before the meeting, and notify the company no later than 4 p.m. on the day stated in the notice convening the meeting. The aforementioned day must not be a Sunday, another general holiday, a Saturday, Midsummer's Eve, Christmas Eve, or New Year's Eve and must not be earlier than the fifth working day before the general meeting.

     A shareholder may be accompanied by one or two assistants at the general meeting, but only if the shareholder has notified the company of the number of assistants in the manner prescribed in the paragraph above.

12

     The company is a VPC company. A person who is recorded in the share register, or in a register pursuant to Section 12 Chapter 3 of the Swedish Companies Act, on the record day shall be considered entitled to receive dividends or, in connection with a bonus issue, new shares and to exercise preferential rights to participate in an issue.

13

     At a general shareholders' meeting, anyone having the right to vote may vote for the full number of shares represented by him or her, with no limitation to the number of votes.

Decided at a general meeting April 29, 1999.